As filed with the Securities and Exchange Commission on  January 19, 2010
Registration Statement No. 333-159561

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KEYSER RESOURCES INC.
(Name of registrant specified in its Charter)

Nevada	1000	N/A
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

61 Sherwood Circle NW
Calgary Alberta T3R 1R3

Telephone: (403) 455-7185 Facsimile: (403) 455-7185
(Address and telephone number of principal executive offices and principal place of business)

EastBiz.com, Inc.
5348 Vegas Drive
Las Vegas, Nevada 89108
Telephone: (702) 871-8678
(Name, address and telephone number of agent for service)
Copies to:
Darrin Ocasio
Peter DiChiara
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Shares of Common Stock, Par Value $0.001	2,765,000	$0.05	$138,250	$8.08

(1)
Estimated in accordance with Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.  Our common stock is not traded on any national exchange and the offering price is based on the price at which shares of the registrant's common stock were sold to investors in a private placement completed in December 2008.  The price at which the shares were sold in the December 2008 private placement was arbitrarily determined and bears no relationship to the registrant's book value, assets, past operating results, financial condition or any other established criteria of value.  The price of $0.05 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or at privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, that such an application for quotation will be approved or that our common stock ever will trade.  The registrant makes no representation as to the price at which its common stock may trade.

(2)	This fee was calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and paid with our initial filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

SUBJECT TO COMPLETION, DATED  JANUARY 19, 2010

Prospectus
KEYSER RESOURES INCORPORATED
2,765,000 Shares of Common Stock

This prospectus relates to the resale of up to 2,765,000 shares of common stock, $0.001 par value per share, of Keyser Resources Incorporated that may be sold from time to time by the selling stockholders identified in this prospectus.  These persons, together with their transferees, are referred to throughout this prospectus as “selling stockholders.”

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering.

Our common stock does not presently trade on any exchange or electronic medium.  The selling stockholders and/or their registered representatives have agreed to sell their shares of common stock at a fixed price of $0.05 until such time as our common stock is admitted to quotation, if ever, on the Over-the-Counter Bulletin Board, or OTC Bulletin Board, an electronic quotation system for equity securities overseen by the Financial Industry Regulatory Authority or another exchange or electronic medium and thereafter at prevailing market prices or privately negotiated prices.  As a result of such activities, the selling stockholders may be deemed to be underwriters as that term is defined in the federal securities laws.

We have not applied for listing to trade on any public market nor has a market maker applied to have our common stock admitted to quotation on the OTC Bulletin Board.  We will seek to identify a market maker to file an application to have our common stock admitted to quotation on the OTC Bulletin Board.  We can not, however, assure you that our common stock ever will be quoted on the OTC Bulletin Board or trade on any other public market or electronic medium.

We will pay all of the expenses incident to the registration of the shares offered under this prospectus, except for sales commissions and other expenses of selling stockholders applicable to the sales of their shares.

Selling stockholders may sell their shares directly or through agents or broker-dealers acting as agents on behalf of the selling stockholders.  The selling stockholders may engage brokers, dealers, or agents who may receive commissions, or discounts from the selling stockholders.   See “Selling Stockholders” and “Plan of Distribution” in this prospectus.

An investment in our common stock is speculative and involves a high degree of risk.   Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock.  See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is  January [*], 2010

Table of Contents

Special Note Regarding Forward-Looking Statements	1
Prospectus Summary	2
Risk Factors	4
Use of Proceeds	8
Determination of Offering Price	8
Dilution	8
Selling Shareholders	9
Plan of Distribution	10
Description of Securities	12
Legal Matters	13
Experts	13
Description of Business	14
Legal Proceedings	19
Description of Property	19
Market For Our Common Stock and Other Related Stockholder Matters	23
Management's Discussion and Analysis	23
Quantitative and Qualitative Disclosures About Market Risk	25
Management	26
Security Ownership of Certain Beneficial Owners and Management	27
Executive Compensation	27
Changes In and Disagreements with Accountants	28
Financial Statements	F-1

AVAILABLE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”).  As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to Keyser Resources Incorporated and the securities offered hereby.  Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

REPORTS TO SECURITY HOLDERS

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Such forward-looking statements concern the Company's anticipated results and developments in the Company's operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “believes” or “does not believe”, "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation, risks related to:

•	risks and uncertainties relating to the interpretation of sampling results, the geology, grade and continuity of mineral deposits;
•	risks and uncertainties that results of initial sampling and mapping will not be consistent with our expectations;
•	the potential for delays in exploration activities;
•	the substantial risk that no commercially viable gold or copper deposits will be found as a result of the speculative nature of mineral property exploration
•	risks related to the inherent uncertainty of cost estimates and the potential for unexpected costs and expenses;
•	failure to make required payments or expenditures that could lead to the loss of title to the mineral claim
•	risks related to failure to obtain adequate financing on a timely basis and on acceptable terms for our planned exploration program;
•	other risks and uncertainties related to our mineral property, mining business and business strategy.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled "Risk Factors", "Description of the Business" and "Management's Discussion and Analysis" of this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. Forward-looking statements speak only as of the date made. Except as required by law, we disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus.  In addition to this summary, we urge you to read the more detailed information, including the financial statements and related notes thereto and the “Risk Factors” section, included elsewhere in this prospectus.  Unless the context otherwise requires, any reference to “our company,” “we,” “us,” or, “our” refers to Keyser Resources Incorporated, a Nevada corporation.

Corporate History

We are a start-up exploration stage company without significant operations and we are in the business of gold and copper exploration. Keyser Resources Incorporated was incorporated in the State of Nevada on November 26, 2007.  On the date of our incorporation, we appointed Maurice Bidaux as our Director.  Mr. Bidaux was then appointed President, Principal Financial Officer, Principal Accounting Officer and Secretary of our company.  Our principal office is located at 61 Sherwood Circle NW, Calgary Alberta T3R 1R3. Our telephone number is (403) 455-7185.

Our Business

On June 11, 2008 we signed an option agreement with Bearclaw Capital Corporation (“Bearclaw”) to acquire 90% interest in the Rey Lake Property, which is located in the Nicola Mining Division of British Columbia, 45 kilometers north-west of Merrit, British Columbia, Canada.  There is no assurance that a commercially viable deposit exists on this mineral claim. Exploration will be required before a final evaluation as to the economic and legal feasibility of the mineral claim is determined.

The agreement with Bearclaw allows Keyser to acquire the 90% interest in the Rey Lake Property by making exploration expenditures totaling CDN$150,000 (approximately US$156,000 using current translation rates) through September 30, 2010 and paying CDN $12,500 (approximately US$ 13,000) cash (of which CDN $5,000 (approximately US$ 5,200) has been paid) to Bearclaw by September 30, 2010.  The agreement with Bearclaw was amended on September 28, 2009 to extend a requirement for an interim exploration milestone from September 30, 2009 to July 31, 2010.  The option agreement required that Bearclaw transfer title to us within 30 days of signing the agreement.  On our request, Bearclaw transferred title to our President, Mr. Maurice Bidaux, who has executed a trust agreement and has agreed to hold the claim in trust for us (since British Columbia laws prevent a Nevada corporation from holding title directly). If we do not make the exploration expenditures, we will forfeit our right to exercise the option.

Plan of Operation

Our plan of operations is to carry out exploration of the Rey Lake Property. Our specific exploration plan for the Rey Lake Property, together with information regarding the location and access, history of operations, present condition and geology, is presented in this prospectus under the heading “Description of Properties.” Our exploration program is preliminary in nature in that its completion will not result in a determination that the property contains commercially exploitable quantities of mineralization.

We anticipate that we will require additional financing in order to pursue full exploration of the Rey Lake Property. We do not have sufficient financing to undertake full exploration of the Rey Lake Property at present and there is no assurance that we will be able to obtain the necessary financing.

Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of the Rey Lake Property is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties. It is too early for us to estimate how long it will take us and how much it will cost us to determine whether there is a commercially viable mineral deposit on the Rey Lake Property.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on the Rey Lake Property. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

We have not commenced any work on the Rey Lake Property. Maurice Bidaux is our sole director and officer and had no previous experience in mineral exploration or operating a mining company before November 2007. Our business plan may fail due to our management’s lack of experience in this industry.

Private Placement

To date, in addition to an issuance to Mr. Maurice Bidaux of 3,000,000 shares of common stock at $0.001 per share for cash proceeds of $3,000, we have raised $81,025 through two private placements completed in April 2008 and December 2008.  The following table summarizes the date of offering, the price per share paid, the number of shares sold and the amount raised for these private placements. All of these issuances were made to non-US investors pursuant to exemptions contained in Regulation S of the Securities Act of 1933.

Closing Date of Offering	Price Per Share Paid	Number of Shares Sold	Amount Raised
April 28, 2008	$0.015	1,635,000	$24,525
December 24, 2008	$0.05	1,130,000	$56,500

Mr. Bidaux owns 52.0% of our issued and outstanding common stock as at January 15, 2010 . Since Mr. Bidaux owns a majority of our outstanding shares and he is the sole director and officer of our company he has the ability to elect directors and control the future course of our company. Investors may find the corporate decisions made by Mr. Bidaux are inconsistent with the interests of other stockholders. There are many other factors, described in detail under the section of Risk Factors, which may adversely affect our ability to begin and sustain profitable operations.

The Offering

Common Stock Offered by the Selling Stockholders	2,765,000 shares of common stock

Common Stock Outstanding as of January 15, 2010	5,765,000 shares of common stock

Offering Price
The shares may be offered and sold from time to time by the selling stockholders and/or their registered representatives at a fixed price of $0.05 until such shares are admitted to quotation, if ever, on the OTC Bulletin Board or another exchange or electronic medium and thereafter at prevailing market prices or privately negotiated prices.

Use of Proceeds	We will not receive any of the proceeds from sales of the shares offered by the selling stockholders.

Dividend Policy
We intend to retain all available funds and any future earnings, if any, for use in our business operations.  Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Fees and Expenses	We will pay all of the expenses incident to the registration of such shares, except for sales commissions and other expenses of selling stockholders.

Market Information
Our common stock is not currently listed on any national securities exchange and is not quoted on any over-the-counter market. We will seek to identify a market maker to file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to be admitted for quotation on the OTC Bulletin Board after the effective date of this registration statement.  We have not yet identified a market maker that has agreed to file such application.  We can not assure you that a public market for our common stock will develop in the future.

Risk Factors
An investment in our common stock is highly speculative and involves a high degree of risk.  Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock.  See “Risk Factors” beginning on page 4.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially viable gold, copper or mineral deposits will be found and our business will fail.

Exploration for gold, copper and minerals is a speculative venture involving substantial risk. Rey Lake mineral property may not contain commercially viable deposits. The exploration program that we will conduct on our claim may not result in the discovery of commercial viable deposits. Problems such as unusual and unexpected rock formations and other conditions commonly occur in exploration which often results in unsuccessful exploration efforts. In such a case, we may be unable to complete our business plan and you could lose your entire investment in this offering.

Because market factors in the mining business are out of our control, we may not be able to market any minerals that may be found.

The mining industry, in general, is intensely competitive and, even if gold is discovered, a ready market will exist for the sale of any gold found. Numerous factors beyond our control may affect the marketability of gold. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

Because of the inherent dangers involved in gold exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for gold involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets resulting in the loss of your entire investment in this offering.

Because access to our mineral claim is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Surface exploration and drilling access, according to the Rey Lake Geologist Report (as defined under "Experts") was, to our Rey Lake mineral property is most favorable between April 1 and October 31 of each year due to snow in the area at other times of the year. As a result, any attempts to visit, test, or explore the property are largely limited to these few months of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. Such delays can result in our inability to meet deadlines for exploration expenditures as defined by the Province of British Columbia. This could cause our business venture to fail and the loss of your entire investment in this offering unless we can meet deadlines.

As we undertake exploration of our mineral claim, we will be subject to government regulations that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations as contained in the Mineral Tenure Act of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. There is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not find a joint venture partner for the continued development of our mineral claim, we may not be able to advance exploration work, which could cause our business to fail.

If the results of our Phase Two exploration program are successful, we may try to enter into a joint venture agreement with a partner for the further exploration and possible production of our Rey Lake Property. We would face competition in finding a joint venture partner, from other junior mineral resource exploration companies who have properties that the joint venture partner may deem to be more attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the Rey Lake claim to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, our operations may fail and you may lose your entire investment in this offering.

If we do not obtain additional financing, our business plan will fail.

Our current operating funds are estimated to be sufficient to complete the first phase of our exploration program on the Rey Lake mineral property. However, we will need to obtain additional financing in order to complete our business plan. Our business plan calls for significant expenses in connection with the exploration of our mineral claim. We have not made arrangements to secure any additional financing.

If we do not obtain clear title to the mineral claim, our business may fail.

Under British Columbia law, title to a British Columbia mineral claim can only be held by individuals or British Columbia corporations. Since we are a Nevada corporation we are not legally allowed to hold claims in British Columbia. Our mineral claim is being held in trust for us by our President, a Canadian resident. If we confirm economically viable deposits of gold on our mineral claim we will incorporate a British Columbia subsidiary to hold title to the mineral claim and our President will transfer the claim to the subsidiary. Until we can confirm viable gold deposits, our President is holding the claim in trust for us by means of a trust agreement. However, there could be situations such as the death of our President that could prevent us from obtaining clear title to the mineral claim. If we are unable to obtain clear title to the mineral claim our business will likely fail and you will lose your entire investment in this offering.

Our failure to make required payments or expenditures could cause us to lose title to the mineral claim.

The Rey Lake mineral property has an expiry date of September 30, 2010 and in order to maintain the tenure in good standing it will be necessary for us to either perform and record valid exploration work with value of approximately $150,000 for the 100 hectares of the claim) through September 30, 2010 or pay the equivalent sum to the Province of British Columbia in lieu of work. Failure to perform and record valid exploration work or pay the equivalent sum to the Province of British Columbia on the anniversary dates will result in forfeiture of title to the claim.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not yet begun the initial stages of exploration of our mineral claim, and thus have no way to evaluate the likelihood of whether we will be able to operate our business successfully. We were incorporated on November 26, 2007 and to date have been involved primarily in organizational activities, obtaining financing and staking our mineral claim. We have not earned any revenues and as of January 15, 2010 , we have never achieved profitability. We expect to incur operating losses for the foreseeable future.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in the light of problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks our business will likely fail and you will lose your entire investment in this offering.

Because our management has no experience in the mineral exploration business we may make business decisions that are not advantageous to us, and this could cause our business to fail.

Our President has no previous experience operating an exploration or a mining company and because of this lack of experience he may make mistakes. Our management lacks the technical training and experience with exploring for, starting, or operating a mine. With no direct training or experience in these areas our management may not be fully aware of the many specific requirements related to working in this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches that mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to our management's lack of experience in this industry.

Because our sole director and officer owns the majority of our common stock, he has the ability to override the interests of the other stockholders, which could prevent us from becoming profitable.

Our President, Maurice Bidaux, owns 52.0% of our outstanding common stock and serves as our sole director and officer. Because Mr. Bidaux owns more than 50% of our issued common stock, he will be able to elect all of our directors and control our operations. He may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, he could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. He may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If he fails to act in our best interests or fails to perform adequately to manage us, you may have difficulty in removing him as director, which could prevent us from becoming profitable.

There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; (ii) our lack of operating revenues as at January 15, 2010 ; and (iii) our dependence on the sale of equity securities and receipt of capital from outside sources to continue in operation. We anticipate that we will incur increased expenses without realizing enough revenues. We therefore expect to incur significant losses in the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to sell our assets, curtail or cease our operations. If this happens, you could lose all or part of your investment.

RISKS RELATED TO OUR COMMON STOCK

There is no liquidity and no established public market for our common stock and it may prove impossible to sell your shares.

There is presently no public market in our shares. We intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities.  Such sponsorship, however, may not be approved and our stock may not be quoted on the OTC Bulletin Board for sale. Even if our shares are quoted for sale, buyers may be insufficient in numbers to allow for a robust market, and it may prove impossible to sell your shares.

If the selling shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline.

The selling shareholders are offering 2,765,000 shares of our common stock through this prospectus. They must sell these shares at a fixed price of $0.05 until such time as they are quoted on the OTC Bulletin Board or other quotation system or stock exchange. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of large numbers of shares at any price may cause the market price to fall. The number of shares being registered by this prospectus represent approximately 48% of the common shares currently outstanding.

Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

A penny stock is generally a stock that is not listed on a national securities exchange or NASDAQ, is listed in the "pink sheets" or on the OTC Bulletin Board, has a price per share of less than $5.00, and is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in Common Stock and other equity securities, including determination of the purchaser's investment suitability, delivery of certain information and disclosures to the purchaser, and receipt of a specific purchase agreement before effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our Common Stock becomes subject to the penny stock trading rules:

•	such rules may materially limit or restrict the ability to resell our Common Stock, and
•	the liquidity typically associated with other publicly traded equity securities may not exist.

Because of the significant restrictions on trading penny stocks, a public market may never emerge for our securities. If this happens, you may never be able to publicly sell your shares.

As our sole director and officer and our assets are located in Canada, investors may be limited in their ability to enforce US civil actions against our director or our assets. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our director.

Our assets are located in Canada and our director is a resident of Canada. Consequently, it may be difficult for United States investors to affect service of process within the United States on our director.  A judgment of a US court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the US court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our future assets or our director predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in us.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of the stock’s price.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus.  We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.   We will pay all of the expenses incident to the registration of the shares except for sales commissions and other expenses of selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell at an initial price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The $0.05 per share initial price of our common stock was determined by our Board of Directors.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined.  The offering price was determined by the price at which shares were sold to our shareholders in our private placement which was completed in November 2008 and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.  The price of our shares of common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

We intend to apply to the OTC Bulletin Board for the trading of our common stock. If our common stock becomes listed on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold herein by the selling shareholders will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus.
The number of shares that may be actually sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus. A shareholder may sell shares at a price different than $0.05 per share depending on privately negotiated factors such as a shareholder's own cash requirements, or objective criteria of value such as the market value of our assets.

DILUTION

All 2,765,000 shares of the common stock to be sold by the selling shareholders are currently issued and outstanding. Accordingly, they will not cause dilution to our existing shareholders.

SELLING SHAREHOLDERS

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus.  Beneficial ownership is determined in accordance with the rules of the SEC.  Each selling stockholder’s percentage of ownership in the following table is based upon 5,765,000 shares of common stock outstanding as of January 15, 2010 .

Name of Selling Shareholder	Shares Owned Before the Offering (1)	Percent (%)	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage of Shares Owned After the Offering is Complete
Tim Hayward	133,333	2.3	133,333	0	0
Joseph Babiar	166,666	2.9	166,666	0	0
Caroline Peacock	80,000	1.4	80,000	0	0
Martin Kilo	146,666	2.5	146,666	0	0
Michelle Duncan	125,000	2.2	125,000	0	0
Debra McDiarmid	83,333	1.4	83,333	0	0
Christian Wirth	166,666	2.9	166,666	0	0
Howard Tolley	125,000	2.2	125,000	0	0
Douglas Klumpp	125,000	2.2	125,000	0	0
Helen Klassen	100,000	1.7	100,000	0	0
Daryl Domes	83,333	1.4	83,333	0	0
Gregory Corcoran	166,666	2.9	166,666	0	0
Todd Scott	133,333	2.3	133,333	0	0
Terry Thorpe	70,000	1.2	70,000	0	0
Kelly Mote	50,000	+	50,000	0	0
Tiffany Carroll	100,000	1.7	100,000	0	0
Yuvraj Dhesi	70,000	1.2	70,000	0	0
Kelty Christensen	50,000	+	50,000	0	0
Frank Garvin	25,000	+	25,000	0	0
Parveshindera Sidhu	25,000	+	25,000	0	0
Sarah Guardado	60,000	1.0	60,000	0	0
Evan Schindel	100,000	1.7	100,000	0	0
Chad Verpy	60,000	1.0	60,000	0	0
Roland Requier	60,000	1.0	60,000	0	0
Tricia Franks	20,000	+	20,000	0	0
Monika Maksymik	70,000	1.2	70,000	0	0
Maria Hluchanova	70,000	1.2	70,000	0	0
Jennifer Olson	30,000	+	30,000	0	0
Robert Samuel Grier	25,000	+	25,000	0	0
Ed Frijters	25,000	+	25,000	0	0
Marnie Bryks	25,000	+	25,000	0	0
Tri Lam	50,000	+	50,000	0	0
Hoang Tran	25,000	+	25,000	0	0
Linda Tran	50,000	+	50,000	0	0
Kathleen Noval	70,000	1.2	70,000	0	0
Total	2,764,996		2,764,996	0	0

+Less than 1%

We are not aware of any family relationships among selling shareholders.  Except as indicated above, the named shareholders beneficially own and have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 5,765,000 shares of common stock outstanding on January 15, 2010 . The selling shareholders named in this prospectus are offering a total of 2,765,000 shares of common stock which represents 48% of our outstanding common stock on January 15, 2010 . Except as indicated above, none of the selling shareholders or their beneficial owners (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has ever been one of our officers or directors; or (3) is a registered broker-dealer or an affiliate of a registered broker-dealer

We will receive no proceeds from the sale of the registered shares; however, we will receive proceeds from the exercise of options by the selling stockholders.  We have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales will be at the fixed price of $0.05 until the shares are quoted on the OTC Bulletin Board.

We have agreed to bear all costs, expenses, and fees of registration of the shares of our common stock offered by the selling stockholders for resale.  However, any brokerage commissions, discounts, concessions, or other fees, if any, payable to broker-dealers in connection with any sale of shares of common stock will be borne by the selling stockholders selling those shares or by the purchasers of those shares.

On our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

•	the name of each such selling stockholder and of any participating broker-dealer;
•	the number of securities involved;
•	the price at which such securities were sold;
•	the commissions paid or discounts or concessions allowed to any broker-dealer, where applicable;
•	that any broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus;
•	other facts material to the transaction.

The selling stockholders may use any one or more of the following methods when selling shares:

•	directly as principals;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange
•	privately negotiated transactions
•	short sales that are in compliance with the applicable laws and regulations of any state and the United States and not made prior to the effective date of this registration statement
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share
•	a combination of any such methods of sale
•	any other method permitted pursuant to applicable law

We are required to pay expenses incident to the registration, offering, and sale of the shares under this offering.  The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board if our common stock is admitted to quotation on the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to prevailing market prices.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated.  Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless our common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 75,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of January 15, 2010 , 5,765,000 shares of common stock are issued and outstanding and held by 36 shareholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of a majority of shares of common stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate prorata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of January 15, 2010 , there is no preferred stock issued or authorized.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Options, Warrants  and Convertible Securities

As of January 15, 2010, there are no outstanding options or warrants to purchase our securities or securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue options, warrants or convertible securities in the future.

Stock Transfer Agent

As of January 15, 2010 we had not yet appointed a stock transfer agent.

Shares Eligible for Future Sale

The 2,765,000 shares of common stock being registered in this offering will be freely tradable without restrictions under the Securities Act.  The 3,000,000 shares of our issued common stock that are not being registered in this prospectus are held by Maurice Bidaux, our President, Chief Executive Officer and Chief Financial Officer.

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 228,632 shares immediately after this offering; or
•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934 for at least three months before the sale.

However, since we will seek to initiate quotation of our common stock on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.  Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

The 3,000,000 outstanding restricted securities held by our sole director and officer that are not registered in this prospectus are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

LEGAL MATTERS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in Keyser Resources Incorporated. Nor was any such person connected with Keyser Resources Incorporated as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the issuance of the common stock offered by the selling stockholders under this prospectus will be passed upon for us by Sichenzia Ross Freidman Ference LLP, New York, New York.

EXPERTS

Our audited and unaudited financial statements are included in this Prospectus in reliance upon Seale and Beers, CPA , as experts in auditing and accounting.

The geological report for the Rey Lake mineral property (“Rey Lake Geologist Report”) was prepared by Agnes Koffyberg P. Geo., and the summary information of the geological report disclosed in this prospectus is in reliance upon the authority and capability of Agnes Koffyberg as a Professional Geoscientist.

DESCRIPTION OF THE BUSINESS

Our Business

Corporate History

We are a start-up exploration stage company without significant operations and we are in the business of gold and copper exploration. Keyser Resources Incorporated was incorporated in the State of Nevada on November 26, 2007.  On the date of our incorporation, we appointed Maurice Bidaux as our Director.  Mr. Bidaux was then appointed President, Principal Financial Officer, Principal Accounting Officer and Secretary of our company.  Our principal office is located at 61 Sherwood Circle NW, Calgary Alberta T3R 1R3.

Business Development

Our President, Mr. Bidaux, has had an interest in British Columbia mineral exploration for over 12 years having invested in B.C. and other Western Canada publicly listed mineral exploration companies over that period.  Mr. Bidaux decided to start a mineral exploration company on November 26, 2007 after years of experience in investing in publicly listed mineral exploration companies and observing that the commodity prices for gold, zinc, copper and other minerals appeared to be at a sustained attractive level.

Mr. Bidaux believed he had located claims of merit in the Omineca Mining District using the Province of British Columbia’s on-line staking system and staked 4 claims on our behalf in April 2008.  These claims proved to be not viable after consulting a geologist at Discovery Consultants Inc.  Mr. Bidaux then approached Discovery Consultants Inc., about attractive unencumbered properties that Discovery might be able to identify for us to acquire and develop.

On June 11, 2008 we signed an option agreement with Bearclaw Capital Corporation (“Bearclaw”) to acquire 90% interest in the Rey Lake Property, which is located in the Nicola Mining Division of British Columbia, 45 kilometers north-west of Merrit, British Columbia, Canada.  There is no assurance that a commercially viable deposit exists on this mineral claim. Exploration will be required before a final evaluation as to the economic and legal feasibility of the mineral claim is determined.

The agreement with Bearclaw allows Keyser to acquire the 90% interest in the Rey Lake Property by making exploration expenditures totaling CDN$150,000 (approximately US$156,000 using current translation rates) through September 30, 2010 and paying CDN $12,500 (approximately US$ 13,000) cash (of which CDN $5,000 (approximately US$ 5,200) has been paid) to Bearclaw by September 30, 2010.  The agreement with Bearclaw was amended on September 28, 2009 to extend a requirement for an interim exploration milestone from September 30, 2009 to July 31, 2010.  The option agreement required that Bearclaw transfer title to us within 30 days of signing the agreement.  On our request, Bearclaw transferred title to our President, Mr. Maurice Bidaux, who has executed a trust agreement and has agreed to hold the claim in trust for us (since British Columbia laws prevent a Nevada corporation from holding title directly). If we do not make the exploration expenditures, we will forfeit our right to exercise the option.

The tenure number of the Rey Lake mineral claim is 510210.  Under the British Columbia Mineral Tenure Act, title to British Columbia mineral claims can only be held by individuals or British Columbia corporations.  Because of this regulation, our President is holding the mineral claim in trust for us until we can determine whether there is a commercially viable copper/gold/molybdenum deposit on our claim.  If we determine that there is a commercially viable gold and/or copper deposit on our claim we will incorporate a British Columbia subsidiary to hold title to the claim and our President will transfer the mineral claim to the subsidiary.  The transfer will be at no cost to us other than the costs associated with the incorporation of the British Columbia subsidiary.

In November 2008, we engaged a professional geoscientist named Agnes Koffyberg, who is familiar with the Nicola Mining District area to develop a report about the Rey Lake property that we optioned from Bearclaw.  Agnes Koffyberg was introduced to us through Bill Gilmour, P. Eng. of Discovery Consultants.  Discovery Consultants was contracted to assess the properties staked in the Nicola Mining District.  The report entitled “Report on the Rey Lake Property” dated November 28, 2008 describes the mineral claim, the regional geology, the mineral potential of the claim and recommendations how we should explore the claim.

Plan of Operation

The agreement with Bearclaw allows Keyser to acquire the 90% interest in the Rey Lake Property by making exploration expenditures totaling CDN$150,000 (approximately US$156,000 using current translation rates) through September 30, 2010 and paying CDN $12,500 (approximately US$ 13,000) cash (of which CDN $5,000 (approximately US$ 5,200) has been paid) to Bearclaw by September 30, 2010.  The agreement with Bearclaw was amended on September 28, 2009 to extend a requirement for an interim exploration milestone from September 30, 2009 to July 31, 2010.  The option agreement required that Bearclaw transfer title to us within 30 days of signing the agreement.  On our request, Bearclaw transferred title to our President, Mr. Maurice Bidaux, who has executed a trust agreement and has agreed to hold the claim in trust for us (since British Columbia laws prevent a Nevada corporation from holding title directly). If we do not make the exploration expenditures, we will forfeit our right to exercise the option.

Our consulting geologist Agnes Koffyberg has written the Rey Lake Geologist Report providing us with recommendations of how we should explore our claim. The potential economic significance of the mineral claim is that according to the Rey Lake Geologist Report, the known mineralization has been classified as a porphyry-copper-molybdenum type deposit and contains zones of skarn alteration within the meta-sedimentary layers.  Further, according to the Rey Lake Geologist Report, our property has the potential to host a deposit containing copper-molybdenum and gold mineralization.

Regionally, the Property is situated in a geologically prospective area that has proven historic copper-molybdenum mineralization.  On the property, copper-molybdenum mineralization has been shown to occur for a distance of about 325m from DDH 75-24 (81m of 0.21% Cu, 0.023% Mo) to 72-6 (“skarn zone”) to DDH72-1 and 2 (“breccia zone), in a north-northwest to south-southeast direction.  It remains open to the north and south.  Best host rocks for copper-molybdenum appear to be the “breccia zone” and the “skarn zone”, although copper and molybdenum  mineralization have also been encountered within altered and fractured andesites and within the quartz monzonite stock.

Due to thick sequences of overburden, (Overburden refers to the loose soil, silt, sand, gravel or other unconsolidated material overlying bedrock.  Overburden is removed during surface mining, but is typically not contaminated with toxic components and may be used to restore a mining site to a semblance of its appearance before mining began.) the effectiveness of geological mapping and rock sampling are limited.  Therefore, as recommended by our geologist, MMI soil sampling, (Mobile Metal Ion measurement), as done by a company called Southern Rio in 2005 will be utilized as it is more effective than conventional B-horizon soil sampling due to our properties areas of thick overburden.

It is the geologist’s conclusion in the Rey Lake Geologist's Report  that the Rey Lake Property is a property of merit and it is recommended that further exploration be carried out on the Property.  A program to identify  extensions of altered mineralized rock is recommended with initial work consisting of an extensive gridded MMI soil survey with the aim of determining further drill targets.  Depending on the results, targets could be follow-up by a diamond drill program.  If this work is successful in encountering copper-molybdenum-gold mineralization, more drilling and investment will be required to properly evaluate the Property.

Our objective is to conduct exploration activities on our mineral claim to assess whether the claim possesses any commercially viable gold/copper/molybdenum deposits. Until we can validate otherwise, the claim is without known reserves and we are planning a two phase program to explore our claim. Access to the claim is limited to the period of April 1 to October 31 of each year due to snow in the area. This means that our exploration activities are limited to a period of about seven months per year. We will explore our claim between April 1, 2010 and October 31, 2010.  Our goal is to complete our Phase One of exploration within this period. Prior to carrying out a drill program on the Property, Keyser will carry out the recommended MMI soil survey to test for copper-molybdenum-gold mineralization below areas of thick overburden as described above.

Before the soil survey is performed, permission from private landowners is required.  As mentioned in the Rey Lake Geologist Report, a land title search shows much of the property is on private land.  Also, the present access road to the property also passes through several private land lots.  Land owners must be given a ten day advance notice when access to the property is required.  Discovery Consultants of Vernon B.C. prepared letters of notice of work to the landowners and sent them out in August, 2009 . Work can commence any time after 8 days after  the landowners receive  the notice.  No reply or follow-up is necessary unless  a landowner expresses a concern. To date, no concerns have been expressed by any landowner.

To make best use of our funds, our Phase One Exploration program targets, as recommended by our geologist, testing in locations with a higher probability of success based on favorable geology and as a logical follow-up to areas of previous work performed on the site.  If the high priority targets recommended do not result in economically viable results, we can move on to another area without the unnecessary expenditures to continue exploration of areas considered to be lower priority targets (lower probability of success) by our geologist or consider letting the option on the Rey Lake property expire.

Our plan of operation for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining any additional funding necessary for the continued exploration of our Rey Lake mineral property.  We anticipate that we have enough funds to complete our Phase One exploration program.  We do not have enough funds to complete Phase Two of our program. OurPresident, Mr. Bidaux is not obligated to provide personally any necessary funding for the listed programs. Mr. Bidaux, however, will use his best efforts to arrange for the financing of the shortfall  We intend to raise the funds for our near-term 12-month cash requirements from private placements, shareholder loans or possibly a registered public offering (either self-underwritten or through a broker-dealer). If we are unsuccessful in raising enough money through future capital raising efforts, we may review other financing possibilities such as bank loans. At this time we do not have any commitments from any broker-dealer to provide us with financing.

The following is a brief summary of our two-phase exploration program.

Phase Number	Planned Exploration Activities	Timetable

Phase One	A MMI soil survey to test for copper-molybdenum-gold mineralization below areas of thick overburden.	April 2010 – June, 2010

Phase Two	- Extension of the IP geophysical survey started in 2005; extending the lines north and south.	June 2010 – October 2010
- A magnometer survey, which can be done in conjunction with the IP survey, may be useful in identifying magnetic rich skarn.

- Depending on the results from above, diamond drilling to follow up soil and geophysical anomalies identified above.  Large diameter (NQ) should be drilled in the area to verify grades, especially in the vicinity of 72-1 and 73-7 in the “breccia zone” and near 72-6 in the “skarn zone.”.

Quality Assurance and Quality Control Protocols that have been established for the geochemical soil survey program include the following:

•	During soil sample collection and handling, no jewelry (watches, rings, bracelets, and chains) will be worn, as this can be a major source of contamination
•	Chain of Custody – soil samples will be collected and shipped by a bonded carrier directly to the lab
•	Use of SGS Analytical Services (“SGS”), which operates qualified laboratories around the world, all having ISO 9001 and ISO 17025 certification
•
At the lab, analysis of soil samples by SGS includes Laboratory Standards, which monitor accuracy of the instrumentation. In addition, “blank” samples inserted into the sample batch monitor contamination in the analytical process. Laboratory duplicates are added to monitor the precision of the instrumentation.

If the results from Phase One and Phase Two are successful in encountering gold mineralization, more drilling and investment will be required to properly evaluate the Rey Lake Property.  If our exploration activities indicate that there are no commercially viable gold deposits on the Rey Lake Property we will let the option agreement lapse and stake a new claim to explore in British Columbia. We will continue to stake claims or enter in to option agreements in British Columbia as long as we can afford to do so.

Contingent on the results of Phase One, a Phase Two program would be recommended:

•	Extension of the IP geophysical survey started in 2005; extending the lines north and south.
•	A magnometer survey, which can be done in conjunction with the IP survey, may be useful in identifying magnetite rich skarn.
•
Depending on the results from the above, diamond drilling to follow up soil and geophysical anomalies identified above.  Large diameter (NQ) should be drilled in the area to verify grades, especially in the vicinity of 72-1 and 73-7 in the “breccia zone” and near 72-6 in the “skarn zone”.

As of September 30, 2009, we had a cash balance of $23,767 and a negative working capital balance of 17,363.  Over the next 12 months we do not anticipate that we will generate any revenues.

We anticipate that we need an additional financing of approximately $50,000 for the next 6 months beginning in January 2010 to pay for our current liabilities (approximately $40,000) incurred in connection with legal and other expenses for the registration of these shares and management expenses, to pay for other operating expenses (approximately $10,000). We anticipate that we have enough funds to complete the Phase One Exploration Program (approximately $21,450).

If we continue to our Phase Two Exploration Program, we will have to raise an additional $200,000 for the next 12 months beginning in January 2010 to pay for our current liabilities (approximately $40,000) incurred in connection with legal and other expenses for the registration of these shares and management expenses, to pay for other operating expenses (approximately $25,000), to complete the Phase One Exploration Program (approximately $21,450), $120,000 in exploration expenditures and a CDN  $7,500 payment (approximately US$7,800)  to Bearclaw to satisfy our agreement with Bearclaw.

The agreement with Bearclaw, as amended on September 28, 2009, allows Keyser to acquire the 90% interest in the Rey Lake Property by making exploration expenditures totaling CDN$150,000 (approximately US$156,000 using current translation rates) through September 30, 2010 and paying CDN $12,500 (approximately US$ 13,000) cash (of which CDN $5,000 (approximately US$ 5,200) has been paid) to Bearclaw by September 30, 2010.  The remaining exploration expenditures must be made for us to acquire the 90% interest in the Rey Lake Property:

a) a further exploration expenditure of CDN $25,000 (approximately US$ 26,000) by July 31, 2010 and,
b) a further exploration expenditure of CDN $120,000 (approximately US$ 125,000) by September 30, 2010.

We will need additional funding from the sale of our common stock or sale of part of our interest in the Rey Lake mineral property. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company. We do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our Phase Two and further exploration programs.  Our President will use his best efforts to arrange for the financing of any shortfall additional equity financing.  There is, however, no written agreement in place. There is a risk that we may not obtain additional financing. This risk is one of many  risk factors, described in detail under the section of Risk Factors, which may adversely affect our ability to begin and sustain profitable operations.

Our planned exploration expenditures and operation expenses for the Phase One Exploration program are summarized as follows:

Field Personnel
Field Technicians: 10 days@ $400/day	$4,000
Geologist: 1 day	600
Crew mobilization costs, hotels, meals: 10 days @ $240 day	2,400
Truck Rental: 10 days@$100/day	1,000
Fuel: Truck	1,500
MMI Soil sample analysis: 250 samples @ $40/sample	10,000
Sub-total	$19,500
Contingency 10%	1,950
Total	$21,450

As described in “Development of the Business – Business Development”, our original business plan was to explore our claim in the Omineca Mining District in northern British Columbia.  As we were about to begin an exploration program, we determined that the property was not worthy of an exploration program and abandoned the Omineca property in favor of the Rey Lake property.

We had planned to explore Rey Lake in 2009.  As 2009 unfolded, however, we experienced time delays and postponed Phase One exploration until 2010.  Upon further discussions with our geologist, we have revised our Phase One Exploration program which conserves costs and cuts down the exploration time.  As a result, we can pay for the Phase One Exploration program with the funds in hand and, if the results are successful begin Phase Two of our exploration plan.

As recommended by the geologist, our Phase One Exploration program targets testing in locations with a higher probability of success based on favorable geology and as a logical follow-up to areas of previous work performed on the site.  If the high priority targets recommended do not result in economically viable results, we can move on to another area without the unnecessary expenditures to continue exploration of areas considered to be lower priority targets (lower probability of success) by our geologist or consider letting the option on the Rey Lake property expire.

Phase One Exploration Cost Review

Transportation Purchase Plan

The transportation costs of Phase One are minimal as the Rey Lake Property is within 45 kilometers of Kamloops, a major supply center for the mining industry.  During Phase One we estimate that 10 days of truck rental and fuel for the truck should amount to $2,500 .

Employee Hiring (Labor) Plan

We will use a geologist and field technicians for our Phase One of our exploration plan.  The expected labor cost for field personnel is $4,600. We will incur crew costs, including accommodation and meals for field personnel and field technicians, for approximately 10 crew-days.  At  $240 per crew-day, we estimate that expenses will total $2,400.

Reporting, drafting and reproduction.

Sample Analysis Plan

We plan to allow for the analysis for up to 250 samples.  Each analysis costs $40 per sample.  The expected cost for sample analysis will be $10,000 for the Phase One exploration program.

The costs described above which include transportation, equipment, consumables, labor, reporting and sample analysis make up the entire cost of our Phase One exploration program.  All the costs described are estimated so we will provide a 10% contingency allowance for unanticipated and wrongly estimated costs.

Based on the nature of our business, we anticipate incurring operating losses in the foreseeable future. We base this expectation, in part, on the fact that very few mineral claims in the exploration stage ultimately develop into producing, profitable mines. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These factors include, but are not limited to:

•	our ability to raise additional funding;
•	the market price for gold;
•	the results of our proposed exploration programs on the mineral property; and
•	our ability to find joint venture partners for the development of our property interests

Due to our lack of operating history and present inability to generate revenues, our auditors have stated their opinion that there currently exists substantial doubt about our ability to continue as a going concern.

Competitive Conditions

The mineral exploration business is an extremely competitive industry. We are competing with many other exploration companies looking for minerals. We are a very small exploration company and a small participant in the mineral exploration business. Being a junior mineral exploration company, we compete with other companies like ours for financing and joint venture partners. Additionally, we compete for resources such as professional geologists, camp staff, helicopters and mineral exploration supplies.

Raw Materials

The raw materials for our exploration program will be items including camp equipment, sample bags, first aid supplies, groceries and propane. All of these materials are readily available in the City of Merrit, (45 kilometers south of the Rey Lake property) British Columbia, Canada from a variety of suppliers.

Dependence on Major Customers

We currently have no customers.

Intellectual Property and Agreements

We have no intellectual property such as patents or trademarks. Additionally, we have no royalty agreements or labor contracts.

Government Regulations

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in the province of British Columbia, specifically. Under these laws, prior to production, we have the right to explore the property, subject only to a notice of work which may entail posting a bond if we significantly disturb the property surface. This would first occur during the drilling phase of exploration.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. Our first two proposed phases of exploration, which will consist of mapping, resampling, relocation, geological soil survey and a geophysical survey, will not require any reclamation and environmental mediation work because there will not be significant physical disturbance to the land. Subsequent drilling will require some remediation work. We will need to raise additional funds to finance any drilling programs, including remediation costs.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in the exploration phases because the impact on the project area is greater. Permits and regulations will control all aspects of any production programs if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include:

•	Water discharge will have to meet water standards;
•	Dust generation will have to be minimal or otherwise re-mediated;
•	Dumping of material on the surface will have to be re-contoured and re-vegetated;
•	An assessment of all material to be left on the surface will need to be environmentally benign;
•	Ground water will have to be monitored for any potential contaminants;
•	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
•	There will have to be an impact report of the work on the local fauna and flora.

The Canadian Environmental Assessment Act (CEAA), which came into force in January 1995, governs environmental assessment at the federal level. The Canadian Environmental Assessment Agency is in charge of administering the environmental assessment process. The CEAA requires an environmental assessment where a federal authority supports a private or public sector project in one or more of four ways:

•	by being the proponent of the project,
•	by providing money for the project,
•	by providing land for the project, or
•	by issuing some form of regulatory approval for the project.

In Canada, mineral title belongs to the provincial Crown. Mining is generally regulated by the provinces. Provincial mining legislation, policies, and codes of practice, usually have specific requirements for the control of mining wastes. Provinces also use different procedures to regulate mining activity. We will be required to comply with all regulations defined in the Mineral Tenure Act for the Province of British Columbia. In British Columbia, the proponent must submit a permit application for all mechanized surface exploration. The application includes information about the mineral title, the operator, the program of work, and the proposed reclamation plan. For minimal surface disturbance in a non-sensitive area, a letter permit is issued by a district inspector of the Ministry of Energy, Mines and Petroleum Resources. If a mechanized work program is contemplated, the district inspector follows a consultation procedure with other government agencies, following which a permit will be issued. For exploration in highly sensitive areas, further referrals will be made by the Ministry to, for example, the inter-agency management committee, other government agencies, and/or public stakeholder groups.

We are also subject to safety policies of the Canadian Workers Compensation Board that regulates the protection of the health and safety of workers.

In addition to the foregoing, in the future, our Canadian operations may be affected from time to time by political developments in Canada and by Canadian Federal, provincial and local laws and regulations, such as restrictions on mining production and exploration, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and environmental protection controls.

During the initial phases of exploration, there will be no significant costs of compliance with government regulations. However, while it is difficult to know exactly how much these costs will be until we have a better indication of the size and tenor of any production operation, we would expect that they could be high in the production operation.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business activities in the initial phases of exploration.

We currently have no funds to comply with environmental laws concerning our exploration program.

Research and Development Expenditures

We have not incurred any research or development expenditures since our inception on November 26, 2007.

Employees

As of January 15, 2010 , we do not have any full time or part time employees. Our sole director and officer works as part time consultant in the areas of business development and management, contributing approximately 20% of his time to us. We currently engage independent contractors in the areas of accounting, geologist services, legal, and auditing services. We intend to retain the services of independent geologists, prospectors and consultants on a contract basis to conduct the exploration programs on our Rey Lake mineral property.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings which involve Keyser Resources Incorporated or any of our properties.

DESCRIPTION OF PROPERTY

Our executive offices are located at 61 Sherwood Circle NW, Calgary Alberta T3R 1R3 which are provided by Mr. Bidaux at no expense.  We also have a mineral claim located in the Omineca Mining Division, British Columbia, Canada, and an optioned property known as the Rey Lake Property.

Rey Lake Property

The Rey Lake Property is located in the Nicola Mining Division of British Columbia, 45 kilometres north-west of Merritt, BC.  Access to the Rey Lake Property is by paved and well-maintained dirt roads from Highway 97C. The Property consists of one MTO claim, covering 474.37 hectares. Keyser Resources Inc. has the right to earn a 90% interest in the Rey Lake Property by completing specified cash payments and work commitments, as stipulated in a June 11, 2008 agreement with Bearclaw.

Location and Means of Access

The Property is located 45 km north of Merritt, BC. Access from Merritt is west via Highway 8 for 8 km, then north on Highway 97C for 25 km to the Rey Lake turnoff near Mamit Lake, then proceeding east along the Rey Lake road for 8 km to the Property. Several cattle guards have been placed along this road. There are many old roads and skidder trails that allow access to all parts of the Property. A 4-wheel drive vehicle is recommended to gain access to the lesser-maintained dirt roads and trails.

Merritt is the nearest major supply centre (population 8,000) and the nearest railhead. The city of Kamloops (population 100,000), 45 km to the northeast is also a major supply centre for the mining industry. The Property lies 5 km west of the Coquihalla Highway between Merritt and Kamloops. A BC Hydro electrical transmission line cuts across the north part of the Property.
The general location of the claim is shown on Map 1 below.

Physiographically, the Property lies within the southern Thompson Plateau.  Topography in this region consists of gentle rolling uplands. The Property, with elevations from 1,350 to 1,450 metres, consists of open forested terrain and boggy wet lands on the southeast end of Rey Lake. The area west of the Property was logged in the mid 2000s. Outcrop exposure is scarce since much of the terrain is covered by glacial drift. Road cuts and trenches provide the best rock exposures.

Locally, the Property lies within a valley of low relief, centered on Rey Lake at an elevation of 1,342 m. The highest elevation within the Property is in the northeast corner at 1,448 m. Drainage is into Rey Lake, which drains northwest into Mamit Lake, which then flows south along the Guichon Creek valley into the Nicola River near Merritt. This river in turn flows northwest to join the Thompson River at the town of Spences Bridge.

The modified continental climate consists of warm, dry summers and cool winters. Precipitation is light and varies from 30 to 50 cm per year, most of which falls during the winter months. Surface exploration work on the Property is most favorable between April and October.

Rey Lake mineral property description

Three styles of copper mineralization are recognized on the Property, all of which are likely related to the Upper Cretaceous quartz monzonite stock.  These are:

• Disseminated in the quartz monzonite stock
• Veinlets in the stock and country rocks
• In a breccia zone as veinlets and disseminations in breccia fragments

Pyrite is the dominant sulphide with lesser chalcopyrite and some molybdenite.  Chalcopyrite occurs within quartz vein stockwork and breccia and to a lesser extent within epidote-garnet skarn. Quartz, calcite, potassium feldspar and zeolite are also present. Alteration type includes silicification, skarn and albitic-epidote±magnetite alteration. Drill core indicates contact metamorphism of the albite-epidote-hornfels facies.  The volcanic rocks have been hornfelsed and chloritic alteration is wide spread with the formation of biotite. Clay-sericite alteration is associated with some of the quartz monzonite dykes.

The gold content within drill core is unknown since gold assays were either not done or not recorded for assessment during the 1970s, 1986 and 1993 drilling programs.

There is no assurance that a commercially viable gold deposit exists on the claim. Exploration will be required before an evaluation as to the economic feasibility of the claim is determined.  Until we can validate otherwise, the Rey Lake Property is without known reserves and we are planning a two phase exploration program.  Phase One will consist of mapping, resampling, relocation, geological soil survey and a geophysical survey.  Phase Two will consist of extending the IP geophysical survey started in 2005 and a magnometer survey, which can be done in conjunction  with the IP survey, may be useful in identifying magnetic rich skarn.

We have not commenced any exploration or other work on the claim.

Conditions to Retain Title to Rey Lake mineral property

The agreement with Bearclaw, as amended on September 28, 2009, allows Keyser to acquire the 90% interest in the Rey Lake Property by making exploration expenditures totaling CDN$150,000 (approximately US$156,000 using current translation rates) through September 30, 2010 and paying CDN $12,500 (approximately US$ 13,000) cash (of which CDN $5,000 (approximately US$ 5,200) has been paid) to Bearclaw by September 30, 2010.  The remaining exploration expenditures must be made for us to acquire the 90% interest in the Rey Lake Property:

a) a further exploration expenditure of CDN $25,000 (approximately US$ 26,000) by July 31, 2010 and,
b) a further exploration expenditure of CDN $120,000 (approximately US$ 125,000) by September 30, 2010 .

History of the Rey Lake mineral property area

Exploration has been carried out intermittently on the Rey Lake Property since the early 1970s. From 1972-1973, American Smelting and Mining Company completed an extensive program of geological mapping, geophysical surveying, road building, and trenching. The company also completed 86 percussion holes totaling 5,668 m and 17 diamond drill holes, for a total of 2684 m.

In 1998, Discovery staked the REY 1 to 8 claims on behalf of the Phoenix II Syndicate. A limited geochemical program of rock and soil sampling was completed the following year. In 2004 the Property was sold to Bearclaw, which then optioned it to Southern Rio Resources Ltd. in May 2005. They completed a geochemical program of geological mapping, soil and rock sampling. This was done in conjunction with an IP geophysical survey. Southern Rio Resources Ltd. terminated their option in 2006. On June 11, 2008, on our request, Bearclaw transferred title to our President, Mr. Maurice Bidaux, who has executed a trust agreement and has agreed to hold the claim in trust for us (since British Columbia laws prevent a Nevada corporation from holding title directly).

It is the geologist’s conclusion in the Rey Lake Geologist Report that the Rey Lake Property is a property of merit and it is recommended that further exploration be carried out on the Property. A program to identify extensions of altered mineralized rock is recommended with initial work consisting of an extensive gridded MMI soil survey with the aim of determining further drill targets. The budget for this recommended work is $21,450. Depending on the results, targets could be follow-up by a diamond drill program. If this work is successful in encountering copper-molybdenum ± gold mineralization, more drilling and investment will be required to properly evaluate the Property.

MARKET FOR OUR COMMON STOCK AND OTHER RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our prospectus has been declared effective by the SEC. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. We have not yet engaged any market makers to submit an application on our behalf for quotation on the OTC Bulletin Board. There is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of January 15, 2010 we have 36 holders of record of our common stock.

Equity Compensation Plans

We have no equity compensation program including no stock option plan and none are planned for the foreseeable future.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or
2.
our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

We have had no operations from our inception on November 26, 2007, through to June 11, 2008.  On June 11, 2008 we signed an option agreement with Bearclaw Capital Corporation (“Bearclaw”) to acquire 90% interest in the Rey Lake Property, which is located in the Nicola Mining Division of British Columbia, 45 kilometers north-west of Merrit, British Columbia, Canada.  The agreement with Bearclaw, as amended on September 28, 2009, allows Keyser to acquire the 90% interest in the Rey Lake Property by making exploration expenditures totaling CDN$150,000 (approximately US$156,000 using current translation rates) through September 30, 2010 and paying CDN $12,500 (approximately US$ 13,000) cash (of which CDN $5,000 (approximately US$ 5,200) has been paid) to Bearclaw by September 30, 2010.  The remaining exploration expenditures must be made for us to acquire the 90% interest in the Rey Lake Property:

a) a further exploration expenditure of CDN $25,000 (approximately US$ 26,000) by July 31, 2010 and,
b) a further exploration expenditure of CDN $120,000 (approximately US$ 125,000) by September 30, 2010.

We have not generated any revenue since our inception.  For the year ended December 31, 2008 and the nine months ended September 30, 2009, we had the following expenses:

	For the year ended December 31, 2008	For the nine months ended September 30, 2009	Accumulated from November 26, 2007 to September 30, 2009

General and administrative	$927	$65,364	$66,291
Exploration	9,585	13,032	22,617
Management fees	-	12,480	12,480
	10,512	90,876	101,388

During the year ended December 31, 2008, we incurred $9,585 in exploration costs and $927 for general and administrative expenses.

For the nine months ended September 30, 2009, we incurred $65,364 in general and administrative expenses, primarily for the registration of our shares, $13,032 in exploration costs and $12, 480 in management fees.  Our general and administrative fees were primarily for legal costs ($50,000) and accounting and auditing fees ($13,364).

On February 11, 2009, we entered into an agreement with a law firm to pay $25,000 in upfront legal fees relating to the preparation and filing of a Form S-1 Registration Statement, and we are obligated to pay an additional $25,000 in legal fees once the Registration Statement has been declared effective by the Securities and Exchange Commission.   During the three month period ended September 30, 2009, the President of Company provided management services valued at $12,480.  As of September 30, 2009, this amount is included in due to related party. This amount is unsecured and non-interest bearing.

Liquidity and Capital resources

The following is a summary of our balance sheet as of December 31, 2008 and September 30, 2009:

	December 31, 2008 ($)	September 30, 2009 ($)

Cash	73,513	23,767
Current Liabilities	-	41,130
Working Capital	73,513	(17,363)

Stockholders’ Equity	73,513	(17,363)

As of September 30, 2009, we had a negative working capital balance as a result of payables to our attorneys ($25,000) and our President ($12,480).

We anticipate that we need an additional financing of approximately $50,000 for the next 6 months beginning in January 2010 to pay for our current liabilities (approximately $40,000) incurred in connection with legal and other expenses for the registration of these shares and management expenses, to pay for other operating expenses (approximately $10,000). We anticipate that we have enough funds to complete the Phase One Exploration Program (approximately $21,450).

If we continue to our Phase Two Exploration Program, we will have to raise an additional $200,000 for the next 12 months beginning in January 2010 to pay for our current liabilities (approximately $40,000) incurred in connection with legal and other expenses for the registration of these shares and management expenses, to pay for other operating expenses (approximately $25,000), to complete the Phase One Exploration Program (approximately $21,450), $120,000 in exploration expenditures and a $7,500 payment to Bearclaw to satisfy our agreement with Bearclaw.

The agreement with Bearclaw, as amended on September 28, 2009, allows Keyser to acquire the 90% interest in the Rey Lake Property by making exploration expenditures totaling CDN$150,000 (approximately US$156,000 using current translation rates) through September 30, 2010 and paying CDN $12,500 (approximately US$ 13,000) cash (of which CDN $5,000 (approximately US$ 5,200) has been paid) to Bearclaw by September 30, 2010.  The remaining exploration expenditures must be made for us to acquire the 90% interest in the Rey Lake Property:

a) a further exploration expenditure of CDN $25,000 (approximately US$ 26,000) by July 31, 2010 and,
b) a further exploration expenditure of CDN $120,000 (approximately US$ 125,000) by September 30, 2010.

We intend to raise the funds for our near-term 12-month cash requirements from private placements, shareholder loans or possibly a registered public offering (either self-underwritten or through a broker-dealer). If we are unsuccessful in raising enough money through future capital raising efforts, we may review other financing possibilities such as bank loans. At this time we do not have any commitments from any broker-dealer to provide us with financing.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the Rey Lake mineral property and our business will fail.

Private Placements

To date, in addition to an issuance to Mr. Maurice Bidaux of 3,000,000 shares of common stock at $0.001 per share for cash proceeds of $3,000, we have raised $81,025 through two private placements completed in April 2008 and December 2008.  The following table summarizes the date of offering, the price per share paid, the number of shares sold and the amount raised for these private placements. All of these issuances were made to non-US investors pursuant to exemptions contained in Regulation S of the Securities Act of 1933.

Closing Date of Offering	Price Per Share Paid	Number of Shares Sold	Amount Raised
April 28, 2008	$0.015	1,635,000	$24,525
December 24, 2008	$0.05	1,130,000	$56,500

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Accounting and Audit Plan

We intend to continue to have our outside consultant assist us in the preparation of our quarterly and annual financial statements and have these financial statements reviewed or audited by our independent auditor. Our outside consultant is expected to charge us approximately $800 to prepare our quarterly financial statements and approximately $800 to prepare our annual financial statements. Our independent auditor is expected to charge us approximately $1,200 to review our quarterly financial statements and approximately $5,000 to audit our annual financial statements. In the next twelve months, we anticipate spending approximately $10,000 to pay for our accounting and audit requirements.

Off-balance sheet arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our historical consolidated financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Mineral Property Costs

We have been in the exploration stage since our inception on November 26, 2007 and have not yet realized any revenues from our planned operations. We are primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral

Rights Are Tangible or Intangible Assets”. We assess the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When we have been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

QUANTITIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts.  Our financial instruments consist of cash and cash equivalents, trade accounts receivable and accounts payable.

MANAGEMENT

The sole Director and Officer currently serving our Company is as follows:

Name	Age	Positions Held and Tenure
Maurice Bidaux	39	President, Chief Executive Officer, Chief Financial Officer and Director

The sole Director named above will serve until the next annual meeting of the stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

Biographical information

Maurice Bidaux

Mr. Maurice Bidaux has acted as our sole Director and Officer since our inception on November 26, 2007.  Since January 2008, Mr. Bidaux has worked for Stirling Investor Relations in its Capital Markets Division.  His duties at Stirling Investor Relations involve marketing and financing publicly traded companies.  Prior to his tenure at Stirling Investor Relations, from January 2007 through April 2007 Mr. Bidaux worked for Exclusive Capital Corporation raising investment capital for Investicare Seniors Housing Corp.  Mr. Bidaux also worked as an Investment Advisor with Octagon Capital Corporation from March 2002 through November 2006.  From May 2007 through December 2007 and from November 2006 through December 2006, Mr. Bidaux was a self-employed investor relations consultant.  Mr. Bidaux completed his Bachelors of Commerce from the University of Alberta, and completed his CFA Level 1, passed the Canadian Securities Course, Options Licensing Course, Derivatives, Investment Management Techniques as well as the Conduct and Practices Course all with Honors.  Mr. Bidaux does not currently serve on the boards of other public companies.

Significant Employees and Consultants

We have no significant employees or consultants, other than Maurice Bidaux, our President. For our accounting requirements we use the consulting services of Lancaster & David, Chartered Accountants of Vancouver, Canada to assist in the preparation of our interim financial statements in accordance with accounting principles generally accepted in the United States.  The geological report for the Rey Lake mineral property was prepared by Agnes Koffyberg P. Geo., and the summary information of the geological report disclosed in this prospectus is in reliance upon the authority and capability of Agnes Koffyberg as a Professional Geoscientist.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr Bidaux is our sole officer, director and is a promoter of Keyser Resources Inc. Although Mr. Bidaux does not work with any other mineral exploration companies other than ours, he may in the future. We do not have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of Mr. Bidaux. Mr. Bidaux dedicates approximately 20% of his time to act as our President. We have not accrued or paid any compensation to Mr. Bidaux since our inception other than $12,480 we accrued for services for Mr. Bidaux during July, August and September of 2009 when Mr. Bidaux was required to work additional hours for us. We do not anticipate accruing additional compensation to Mr. Bidaux.   The only other transaction between us and Mr. Bidaux is the sale of 3,000,000 shares of our common stock at $0.001 per share for cash proceeds of $3,000

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

We do not have an audit committee.  The cost of hiring a financial expert to act as a director of Keyser Resources Incorporated and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of an audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of January 15, 2010 , of our common stock by our director, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of January 15, 2010, there were 5,765,000 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus..\

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class Owned Prior To This Offering
Maurice Bidaux President, Chief Executive Officer Chief Financial Officer, Principal Accounting Officer and Director 61 Sherwood Circle NW Calgary Alberta T3R 1R3	3,000,000	51.3%
All executive officers and directors as a group	3,000,000	51.3%

The percent of class is based on 5,765,000 of common stock issued and outstanding as of January 15, 2010 .

Changes in Control

There are currently no arrangements which would result in a change in control of Keyser Resources Incorporated.

EXECUTIVE COMPENSATION

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Maurice Bidaux	2009	$12,480	-	-	-	-	-	-	$12,80
	2008	-	-	-	-	-	-	-	-
	2007	-	-	-	-	-	-	-	-

Since our inception (November 26, 2007)~~,~~ through June 30, 2009, we had not accrued or  paid Maurice Bidaux any compensation for his services as our sole officer and director other than $12,480 we accrued for services for Mr. Bidaux during July, August and September of 2009. We do not anticipate accruing additional compensation for Mr. Bidaux. We did record as an expense $500 a month as donated services from Mr. Bidaux for his services as an officer.  During the three month period ended September 30, 2009, Mr. Bidaux provided management services valued at $12,480.  As of September 30, 2009, this amount is included in due to related party. This amount is unsecured and non-interest bearing.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception on November 26, 2007.

Employment Agreements

Currently, we do not have an employment agreement or consulting agreement with Mr. Bidaux and we do not pay any salary to him. We accrued $12,480 for services by Mr. Bidaux during July, August and September of 2009. We do not anticipate accruing additional compensation for Mr. Bidaux.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On August 18, 2009, our Board of Directors dismissed Moore & Associates Chartered ("Moore") our independent registered public accountants.  On the same date, August 18, 2009, the accounting firm of Seale and Beers, CPAs was engaged by our Board of Directors  as our new independent  registered public accountants.   None of the reports of Moore on the Company's  financial  statements for the year ended December 31, 2008 or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern qualification in the registrant's audited financial statements.

During the registrant's year ended December 31, 2008 and the subsequent interim periods thereto, there were no disagreements with Moore, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moore's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the registrant's financial statements.

On September 2, 2009, we were advised that on August 27, 2009 the Public Company Accounting Oversight Board ("PCAOB") revoked the registration of Moore because of violations of PCAOB rules and auditing standards in auditing the financial statements, PCAOB rules and quality controls standards and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and noncooperation with a Board investigation. Therefore, the audit for this period is no longer valid and has being redone by Seale and Beers, CPAs.

We have requested that Moore furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. We have been advised by Moore that it will not comply with our request.

During the two most recent fiscal years and the interim periods preceding the engagement, the registrant has not consulted Seale and Beers, CPAs regarding any of the matters set forth in Item 304(a)(2) of Regulation S-K.

FINANCIAL STATEMENTS

We will provide audited financial statements to our stockholders on an annual basis. Our audited financial statements as of December 31, 2008 and unaudited financial statements as of September 30, 2009 follow as pages F-1 through F- 15.

Keyser Resources Inc.

Index

Audited Financial Statements for the Years Ended December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm	F–2

Balance Sheets as of December 31, 2008 and 2007	F–3

Statements of Operations for the years ended December 31, 2008 and 2007	F–4

Statements of Cash Flows for the years ended December 31, 2008 and 2007	F–5

Statements of Stockholders’ Equity for the years ended December 31, 2008 and 2007	F–6

Notes to the Financial Statements	F–7

Unaudited Financial Statements for the Nine Month Periods September 30, 2009 and 2008

Review Report of Independent Auditor	F - 14

Balance Sheets as of September 30, 2009 and December 31, 2008	F–15

Statements of Operations for the Three Month and Nine Month Periods Ended September 30, 2009 and 2008	F–16

Statements of Cash Flows for the Nine Month Periods Ended September 30, 2009 and 2008	F–17

Notes to the Financial Statements	F–18

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Keyser Resources, Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Keyser Resources, Inc. (An Exploration Stage Company) as of December 31, 2008 and December 31, 2007 the period from inception November 26, 2007 through December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008 and the period from inception November 26, 2007 through December 31, 2007 and since inception on November 26, 2007 through December 31, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Keyser Resources, Inc. (An Exploration Stage Company) as of December 31, 2008 and December 31, 2007 and the period from inception November 26, 2007 through December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008 and the period from inception November 26, 2007 through December 31, 2007 and since inception on November 26, 2007 through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has an accumulated deficit of $10,512 since inception, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs
_____________________________

Seale and Beers, CPAs
Las Vegas, Nevada
September 30, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7492 Fax (702) 253-7501

Keyser Resources Inc.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)

	December 31, 2008	December 31, 2007

ASSETS

Current Assets

Cash	73,513	–

Total Assets	73,513	–

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total Liabilities	–	–

Contingencies and Commitments (Note 1)

Stockholders’ Equity

Common stock, 75,000,000 shares authorized, $0.001 par value; 5,764,996 and 0 at December 31, 2008 and 2007 shares issued and outstanding	5,765	–

Additional paid-in capital	78,260	–

Deficit accumulated during the exploration stage	(10,512)	–

Total Stockholders’ Equity	73,513	–

Total Liabilities and Stockholders’ Equity	73,513	–

(The Accompanying Notes are an Integral Part of These Financial Statements)

Keyser Resources Inc.
(An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)

		For the period from	Accumulated from
	For the	November 26, 2007	November 26, 2007
	Year Ended	through	(Date of Inception)
	December 31,	December 31,	to December 31,
	2008	2007	2008

Revenue	–	–	–

Expenses

General and administrative	927	–	927
Exploration costs	9,585	–	9,585

Total Expenses	10,512	–	10,512

Provision for Income Tax	–	–	–

Net Loss for the Period	(10,512)	–	(10,512)

Net Loss Per Share – Basic and Diluted	–	–

Weighted Average Common Shares Outstanding	4,187,000	–

(The Accompanying Notes are an Integral Part of These Financial Statements)

Keyser Resources Inc.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)

	For the Year Ended December 31, 2008	For the period from November 26, 2007 through December 31, 2007	Accumulated from November 26, 2007 (Date of Inception) to December 31, 2008

Operating Activities

Net loss for the period	(10,512)	–	(10,512)

Adjustments to reconcile net loss to net cash used in operating activities:	–	–	–

Net Cash Used In Operating Activities	(10,512)	–	(10,512)

Financing Activities

Proceeds from sale of common stock	84,025	–	84,025

Net Cash Provided By Financing Activities	84,025	–	84,025

Increase in Cash	73,513	–	73,513

Cash - Beginning of Period	–	–	–

Cash - End of Period	73,513	–	73,513

Supplemental Disclosures
Interest paid	–	–	–
Income taxes paid	–	–	–

(The Accompanying Notes are an Integral Part of These Financial Statements)

Keyser Resources Inc.
(An Exploration Stage Company)
Statements of Stockholders’ Equity
For the Period from November 26, 2007 (Date of Inception) to December 31, 2008
(Expressed in US dollars)

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Exploration
	Shares	Par Value	Capital	Stage	Total

Balance – November 26, 2007 (Date of Inception)	–	–	–	–	–

Net loss for the period	–	–	–	–	–

Balance – December 31, 2007	–	–	–	–	–

Common shares issued for cash in private placement:

at $0.001 per share on January 19, 2008	3,000,000	3,000	–	–	3,000

at $0.015 per share on April 28, 2008	1,634,996	1,635	22,890	–	24,525

at $0.05 per share on December 24, 2008	1,130,000	1,130	55,370	–	56,500

Net loss for the year	–	–	–	(10,512)	(10,512)

Balance – December 31, 2008	5,764,996	5,765	78,260	(10,512)	73,513

(The Accompanying Notes are an Integral Part of These Financial Statements)

Keyser Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2008
(Expressed in US dollars)

1.	Nature of Operations and Continuance of Business

Keyser Resources Inc. (the “Company”) was incorporated in the State of Nevada on November 26, 2007. The Company is an Exploration Stage Company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting for Development Stage Enterprises”. The Company has acquired a mineral property located in the province of British Columbia, Canada, and has not yet determined whether this property contains reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenue since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at December 31, 2008, the Company has working capital of $73,513 and has accumulated losses of $10,512 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the recoverability of mineral property costs and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d)	Earnings (Loss) Per Share

The Company computes net earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

e)	Revenue recognition

The company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured.

Keyser Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2008
(Expressed in US dollars)

2.      Summary of Significant Accounting Policies (continued)

f)	Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of December 31, 2008.

g)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2008 and 2007, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

h)	Mineral Property Costs

The Company has been in the exploration stage since its inception and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS No. 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

i)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

j)	Asset Retirement Obligations

The Company follows the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations," which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. As at December 31, 2008, the Company has not recognized any asset retirement obligations.

k)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

l)	Stock-based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123R, “Share Based Payments”, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Keyser Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2008
(Expressed in US dollars)

2.           Summary of Significant Accounting Policies (continued)

m)	Financial Instruments

SFAS No. 157 “Fair Value Measurements” requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of only cash. Pursuant to SFAS No. 157, fair value of assets and liabilities measured on a recurring basis include cash equivalents determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

The Company’s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

n)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Occasional transactions may occur in Canadian dollars and management has adopted SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

o)	Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162”. The FASB Accounting Standards Codification (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied by non-governmental entities. Rules and interpretive releases of the Securities and Exchange Commission “SEC” under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 30, 2009. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

Keyser Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2008
(Expressed in US dollars)

2.           Summary of Significant Accounting Policies (continued)

o)      Recent Accounting Pronouncements (continued)

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”. The objective of this statement is to improve financial reporting by enterprises involved with variable interest entities. This statement addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities”, as a result of the elimination of the qualifying special-purpose entity concept in SFAS No. 166, “Accounting for Transfers of Financial Assets”, and (2) concern about the application of certain key provisions of FASB Interpretation No. 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. This statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets – an amendment of FASB No. 140”. The object of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This statement addresses (1) practices that have developed since the issuance of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, that are not consistent with the original intent and key requirements of that statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been de-recognized should continue to be reported in the financial statements of transferors. SFAS No. 166 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This statement must be applied to transfers occurring on or after the effective date. Additionally, on and after the effective date, the concept of a qualifying special-purpose entity is no longer relevant for accounting purposes. The disclosure provisions of this statement should be applied to transfers that occurred both before and after the effective date of this statement. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”. SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 is to be applied to interim and annual financial periods ending after June 15, 2009. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In June 2009, the Securities and Exchange Commission’s Office of the Chief Accountant and Division of Corporation Finance announced the release of Staff Accounting Bulletin (SAB) No. 112. This staff accounting bulletin amends or rescinds portions of the interpretive guidance included in the Staff Accounting Bulletin Series in order to make the relevant interpretive guidance consistent with current authoritative accounting and auditing guidance and Securities and Exchange Commission rules and regulations. Specifically, the staff is updating the Series in order to bring existing guidance into conformity with recent pronouncements by the Financial Accounting Standards Board, namely, Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, and Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements. The statements in staff accounting bulletins are not rules or interpretations of the Commission, nor are they published as bearing the Commission's official approval. They represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.

On April 13, 2009, the Securities and Exchange Commission’s (“SEC”) Office of the Chief Accountant and Division of Corporation Finance issued SEC Staff Accounting Bulletin 111 (“SAB 111”). SAB 111 amends and replaces SAB Topic 5M, “Miscellaneous Accounting—Other Than Temporary Impairment of Certain Investments in Equity Securities” to reflect FSP FAS 115-2 and FAS 124-2. This FSP provides guidance for assessing whether an impairment of a debt security is other than temporary, as well as how such impairments are presented and disclosed in the financial statements. The amended SAB Topic 5M maintains the prior staff views related to equity securities but has been amended to exclude debt securities from its scope. SAB 111 is effective upon the adoption of FSP FAS 115-2 and FAS 124-2. The Company is currently evaluating the impact, if any, that the adoption of SAB 111 will have on the financial statements of the Company.

Keyser Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2008
(Expressed in US dollars)

2.           Summary of Significant Accounting Policies (continued)

o)      Recent Accounting Pronouncements (continued)

In April 2009 the FASB issued FSP No. 141R-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, or FSP 141R-1. FSP 141R-1 amends the provisions in Statement 141R for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The FSP eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria in Statement 141R and instead carries forward most of the provisions in SFAS 141 for acquired contingencies. FSP 141R-1 is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We expect FSP 141R-1 will have an impact on our financial statements, but the nature and magnitude of the specific effects will depend upon the nature, term and size of the acquired contingencies. The effect of adopting FSP 141R-1 will depend upon the nature, terms and size of any acquired contingencies consummated after the effective date of January 1, 2009.

On April 9, 2009, the FASB issued three FSPs intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and other-than-temporary impairments of securities.

FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides guidelines for making fair value measurements more consistent with the principles presented in FASB Statement No. 157, “Fair Value Measurements.” FSP FAS 157-4 must be applied prospectively and retrospective application is not permitted. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting FSP FAS 157-4 must also early adopt FSP FAS 115-2 and FAS 124-2.

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on debt securities. FSP FAS 115-2 and FAS 124-2 are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4.

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” enhance consistency in financial reporting by increasing the frequency of fair value disclosures. FSP 107-1 and APB 28-1 are effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. However, an entity may early adopt these interim fair value disclosure requirements only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2.

The Company is currently evaluating the impact, if any, that the adoption of these FSPs will have on its financial statements.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method as described in FASB Statement of Financial Accounting Standards No. 128, “Earnings per Share.” FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

Keyser Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2008
(Expressed in US dollars)

2.           Summary of Significant Accounting Policies (continued)

o)      Recent Accounting Pronouncements (continued)

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – An interpretation of FASB Statement No. 60”. SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities. SFAS No. 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance. Except for those disclosures, earlier application is not permitted. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. SFAS No. 141 (revised 2007) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141 (revised 2007) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements Liabilities – an Amendment of ARB No. 51”. This statement amends ARB 51 to establish accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

Keyser Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2008
(Expressed in US dollars)

3.	Mineral Property

On June 11, 2008, the Company entered into an agreement with Bearclaw Capital Corp. (“Bearclaw”) to acquire a 90% interest in certain mineral claims located in British Columbia, Canada by making exploration expenditures totalling CDN$150,000 and paying CDN$12,500 by September 30, 2010 as follows:

a)      Expenditures:
i.	CDN$5,000 (paid) by December 31, 2008;
ii.	CDN$25,000 by September 30, 2009, and;
iii.	CDN$120,000 by September 30, 2010.

b)      Cash:
i.	CDN$5,000 on the signing of the agreement (paid), and;
ii.	CDN$7,500 by September 30, 2009.

Upon fulfilling the above obligations, the Company will have earned a 90% interest in the property. Bearclaw’s 10% interest is a fully carried interest through to production.

4.	Common Stock
a)	On January 19, 2008, the Company issued 3,000,000 shares of common stock at $0.001 per share for cash proceeds of $3,000.
b)	On April 28, 2008, the Company issued 1,634,996 shares of common stock at $0.015 per share for cash proceeds of $24,525.
c)	On December 24, 2008, the Company issued 1,130,000 shares of common stock at $0.05 per share for cash proceeds of $56,500.

5.	Income Taxes

The Company has a net operating loss carry-forward of approximately $10,500 available to offset taxable income in future years which commence expiring in fiscal 2028.

The Company is subject to United States income taxes at a rate of 35%. The reconciliation of the provision for income taxes at the United States statutory rate compared to the Company’s income tax expense as reported is as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007

Income tax recovery at statutory rate	3,679	–

Valuation allowance change	(3,679)	–

Provision for income taxes	–	–

The significant components of deferred income tax assets and liabilities as at December 31, 2008 and 2007 are as follows:

	December 31, 2008	December 31, 2007

Net operating losses carried forward	3,679	–

Valuation allowance	(3,679)	–

Net deferred income tax asset	–	–

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Keyser Resources Inc.
(An Exploration Stage Company)

We have reviewed the accompanying condensed balance sheet of Keyser Resources Inc. as of September 30, 2009, and the related condensed statements of operations and cash flows for the three-month and nine-month period ended September 30, 2009 and from inception November 26, 2007 through September 30, 2009. These interim financial statements are the responsibility of the Corporation’s management.

We conduct our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists of principally applying analytical procedures and making inquiries of persons responsible for the financials and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been reviewed assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has accumulated losses of $101,388 since inception, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs
_____________________________
Seale and Beers, CPAs
Las Vegas, Nevada
November 19, 2009

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351

Keyser Resources Inc.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS

Current Assets

Cash	23,767	73,513

Total Assets	23,767	73,513

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities

Accounts payable and accrued liabilities	28,650	–
Due to related party (Note 4)	12,480	–

Total Liabilities	41,130	–

Contingencies and Commitments (Note 1 and 4)

Stockholders’ Equity (Deficit)

Common stock, 75,000,000 shares authorized, $0.001 par value; 5,764,996 shares issued and outstanding	5,765	5,765

Additional paid-in capital	78,260	78,260

Deficit accumulated during the exploration stage	(101,388)	(10,512)

Total Stockholders’ Equity (Deficit)	(17,363)	73,513

Total Liabilities and Stockholders’ Equity	23,767	73,513

Keyser Resources Inc.
(An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)
(Unaudited)

	For the Three Months Ended September 30, 2009	For the Three Months Ended September 30, 2008	For the Nine Months Ended September 30, 2009	For the Nine Months Ended September 30, 2008	Accumulated from November 26, 2007 (Date of Inception) to September 30, 2009

Revenue	–	–	–	–	–

Expenses

General and administrative	4,534	–	65,364	663	66,291
Exploration costs	8,791	9,585	13,032	9,585	22,617
Management fees	12,480	–	12,480	–	12,480

Total Expenses	25,805	9,585	90,876	10,248	101,388

Provision for Income Tax	–	–	–	–	–

Net Loss for the Period	(25,805)	(9,585)	(90,876)	(10,248)	(101,388)

Net Loss Per Share – Basic and Diluted	–	–	(0.02)	–

Weighted Average Common Shares Outstanding	5,765,000	4,635,000	5,765,000	3,717,000

Keyser Resources Inc.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)
(Unaudited)

	For the Nine Months Ended September 30, 2009	For the Nine Months Ended September 30, 2008	Accumulated from November 26, 2007 (Date of Inception) to September 30, 2009

Operating Activities

Net loss for the period	(90,876)	(10,248)	(101,388)

Adjustments to reconcile net loss to net cash used in operating activities:

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	28,650	–	28,650
Due to related party	12,480	652	12,480

Net Cash Used In Operating Activities	(49,746)	(9,596)	(60,258)

Financing Activities

Proceeds from sale of common stock	–	27,525	84,025

Net Cash Provided By Financing Activities	–	27,525	84,025

(Decrease) increase in Cash	(49,746)	17,929	23,767

Cash - Beginning of Period	73,513	–	–

Cash - End of Period	23,767	17,929	23,767

Supplemental Disclosures
Interest paid	–	–	–
Income taxes paid	–	–	–

Keyser Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2009
(Expressed in US dollars)

1.  Nature of Operations and Continuance of Business

Keyser Resources Inc. (the “Company”) was incorporated in the State of Nevada on November 26, 2007. The Company is an Exploration Stage Company as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, Development Stage Entities. The Company has acquired a mineral property located in the province of British Columbia, Canada, and has not yet determined whether this property contains reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenue since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at September 30, 2009, the Company has accumulated losses of $101,388 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.  Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

b)	Interim Financial Statements

The unaudited financial statements as of September 30, 2009 and for the three and nine months ended September 30, 2009 and 2008, and for the period November 26, 2007 (inception) to September 30, 2009 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-Q. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of September 30, 2009 and the results of operations and cash flows for the periods ended September 30, 2009 and 2008, and for the period November 26, 2007 (inception) to September 30, 2009. The financial data and other information disclosed in these notes to the interim financial statements related to these periods are unaudited. The results for the nine month period ended September 30, 2009 is not necessarily indicative of the results to be expected for any subsequent quarter of the entire year ending December 31, 2009. The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. These unaudited financial statements should be read in conjunction with our audited financial statements and notes thereto for the year ended December 31, 2008 as included in our Form S-1A filed with the Securities and Exchange Commission.

Keyser Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2009
(Expressed in US dollars)

2.   Summary of Significant Accounting Policies (continued)

c)	Recently Adopted Pronouncements

In June 2009, the FASB issued guidance now codified as ASC 105, Generally Accepted Accounting Principles as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP, aside from those issued by the SEC. ASC 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. The adoption of ASC 105 did not have a material impact on the Company’s financial statements, but did eliminate all references to pre-codification standards.

In May 2009, FASB issued ASC 855, Subsequent Events, which establishes general standards of for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. The adoption of ASC 855 did not have a material effect on the Company’s financial statements.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	Mineral Property

On June 11, 2008, the Company entered into an agreement with Bearclaw Capital Corp. (“Bearclaw”) to acquire a 90% interest in certain mineral claims located in British Columbia, Canada by making exploration expenditures totalling CDN$150,000 and paying CDN$12,500 by September 30, 2010 as follows:

a)      Expenditures:

i.  CDN$5,000 (paid) by December 31, 2008;
ii.  CDN$25,000 by July 31, 2010, and;
iii.  CDN$120,000 by September 30, 2010.

b)      Cash:

i.  CDN$5,000 on the signing of the agreement (paid), and;
ii.  CDN$7,500 (paid) by September 30, 2009.

Upon fulfilling the above obligations, the Company will have earned a 90% interest in the property. Bearclaw’s 10% interest is a fully carried interest through to production.

4.  Related Party Transaction

During the nine month period ended September 30, 2009, the President of Company provided management services valued at $12,480 (2008 - $Nil). As at September 30, 2009, this amount is included in due to related party. This amount is unsecured, non-interest bearing and have no specific terms of repayment.

All related party transactions were recorded at the exchange amount, which is the value established and agreed to by the related party.

5.  Commitment

On February 11, 2009, the Company entered into an agreement with an attorney to pay $25,000 (paid) in legal fees relating to the preparation and filing of a Form S-1 Registration Statement, and is obligated to pay an additional $25,000 in legal fees once the Registration Statement has been declared effective by the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      Other Expenses of Issuance and Distribution.

The following table sets forth a list of the registrant’s expenses in connection with the issuance and distribution of the securities being registered hereby:

Amount
SEC registration fee	$8
Legal expenses	$50,000
Accounting expenses*	$10,000
Printing expenses*	$500
Miscellaneous expenses*	$500
Total*	$61,008

* Estimated

On February 11, 2009, the Company entered into an agreement with an attorney to pay $25,000 in legal fees relating to the preparation and filing of a Form S-1 Registration Statement, and is obligated to pay an additional $25,000 in legal fees once the Registration Statement has been declared effective by the Securities and Exchange Commission

ITEM 14.      Indemnification of Directors and Officers.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under Section 78.751 of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the fullest extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.

In addition, our by-laws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We intend to purchase insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

ITEM 15.      Recent Sales of Unregistered Securities.

To date, in addition to an issuance to Mr. Maurice Bidaux of 3,000,000 shares of common stock at $0.001 per share for cash proceeds of $3,000, we have raised $81,025 through two private placements completed in April 2008 and December 2008.  The following table summarizes the date of offering, the price per share paid, the number of shares sold and the amount raised for these private placements. All of these issuances were made to non-US investors pursuant to exemptions contained in Regulation S of the Securities Act of 1933.

Closing Date of Offering	Price Per Share Paid	Number of Shares Sold	Amount Raised
April 28, 2008	$0.015	1,635,000	$24,525
December 24, 2008	$0.05	1,130,000	$56,500

ITEM 16.      Exhibits and Financial Statement Schedules.

Exhibit No.	Exhibit Description
3.1	Certificate of Incorporation of Keyser Resources Incorporated .(1)
3.2	By-laws of Keyser Resources Incorporated (1)
5.1	Opinion of Sichenzia Ross Friedman Ference *
10.1	Declaration of Trust (1)
10.2	Option Agreement with Bearclaw Capital Corporation (1)
23.1	Consent of Seale & Beers *
23.2	Consent of Agnes M. Koffeyberg, P.Geo., Technical Report Author*

*Filed herewith
(1) Incorporated by reference to the Company’s Registration Statement on Form S-1 filed May 28, 2009

ITEM 17. Undertakings.

The undersigned Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.  Each  prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)	If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on January 19, 2010.

KEYSER RESOURCES INCORPORATED

By:	/s/ Maurice Bidaux
Name:	Maurice Bidaux
Title:	President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the following capacities on January 19, 2010.

By:	/s/ Maurice Bidaux
Name:	Maurice Bidaux
Title:	Sole Director Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

II - 4